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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              CFP HOLDINGS, INC.


            The undersigned, being the Executive Vice President of CFP Holdings, Inc., a Delaware corporation (the "Corporation"), hereby certifies on behalf of the Corporation as follows:

            1. The name of the Corporation is CFP Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 10, 1993.

            2. The text of the Corporation's Certificate of Incorporation is amended and restated to read in its entirety as set forth on Exhibit A.

            3. The Corporation has not received any payment for any of its capital stock.

            4. The Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 241 and 245 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, this certificate has been duly executed by the Executive Vice President of the Corporation as of this 26th day of March, 1993.

                                          CFP HOLDINGS, INC.



                                          By:__________________________
                                             James A. Long,
                                             Executive Vice President


Attest:


By:  ___________________________
     Michael G. Fisch, Secretary
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                                                                       EXHIBIT A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CFP HOLDINGS, INC.

                           ---------------------------

                                   ARTICLE ONE

            The name of the corporation is CFP Holdings, Inc. (the
"Corporation").

                                   ARTICLE TWO

            The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE THREE

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                  ARTICLE FOUR

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000 shares, consisting of (a) 5,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), and (b) 50,000 shares of common stock, $.01 par value (the "Common Stock"), of which (i) 35,000 shares shall be designated voting common stock (the "Voting Common Stock") and (ii) 15,000 shares shall be designated nonvoting common stock (the "Nonvoting Common Stock").

            The designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions of each class of stock are as follows:


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            A. Common Stock. Except as otherwise provided in this Article III, all shares of Voting Common Stock and Nonvoting Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                  1. Voting Rights. (a) Voting Common Stock. Each holder of Voting Common Stock shall be entitled to one vote per share of Voting Common Stock held by such holder on all matters to be voted on by the stockholders of the Corporation.

                        (b) Nonvoting Common Stock. Except as set forth herein or as otherwise required by law, holders of Nonvoting Common Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the Corporation. On any matter on which holders of shares of Nonvoting Common Stock are entitled to vote in accordance with the General Corporation Law, both classes of Common Stock shall vote together as a single class and each holder of shares of Nonvoting Common Stock shall be entitled to one vote for each share of such stock held by such holder. Notwithstanding the foregoing, holders of shares of Nonvoting Common Stock shall be entitled to vote as a separate class on any amendment to this subparagraph 1(b) and on any amendment, repeal or modification of any provision (including, without limitation, subparagraph 4) of this Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Nonvoting Common Stock.

                  2. Dividends. Any dividend or distribution on the Common Stock shall be payable on shares of Voting Common Stock and Nonvoting Common Stock, share and share alike; provided that in the case of a dividend payable in shares of Common Stock, or options, warrants or rights to acquire shares of such Common Stock, or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid.

                  3. Liquidation. In any liquidation, dissolution or winding up of the Corporation, the holders of the Voting Common Stock and the Nonvoting Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock.

                  4. Conversion. (a) Conversion of Voting Common Stock. Shares of Voting Common Stock shall not be convertible into shares of Nonvoting Common Stock.


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                        (b) Conversion of Nonvoting Common Stock. (i) Upon the
      occurrence of a Conversion Event, each share of Nonvoting Common Stock shall automatically and simultaneously convert into one share of Voting Common Stock without further action on the part of the holder thereof.

                        (ii) As used herein, (A) "Conversion Event" means the earliest to occur of (a) a public offering or public sale of securities of the Corporation registered under the Securities Act of 1933, as amended,
      (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act")) which is not an affiliate (within the meaning of the Exchange Act) of Atlantic Equity Partners, L.P., if, after such sale, such person or group of persons would own or control securities which possess the ordinary voting power to elect a majority of the Corporation's directors or (c) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the Exchange Act) which is not an affiliate (within the meaning of the Exchange Act) of Atlantic Equity Partners, L.P., would own or control securities which possess the ordinary voting power to elect a majority of the surviving corporation's directors and (B) "person" means any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

                        (c) Conversion Procedure. (i) Promptly upon the occurrence of a Conversion Event, each holder of shares of Nonvoting Common Stock shall surrender the certificate or certificates representing such shares to the Corporation at its principal office during normal business hours. Following the surrender of a certificate, the Corporation shall issue and deliver a certificate or certificates to the holder thereof for the Voting Common Stock issuable upon such conversion.

                        (ii) The issuance of certificates for Voting Common Stock upon conversion of Nonvoting Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Voting Common Stock.

                        (iii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of issuance upon the conversion of the Nonvoting Common Stock, such number of shares of Voting Common Stock issuable upon the conversion of all outstanding Nonvoting Common Stock.


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                        (iv) The Corporation shall not close its books against
      the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock.

                  5. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

            B. Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized to adopt, at any time and from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, or restriction thereof, as shall be stated and expressed in such resolution or resolutions.

                                 ARTICLE FIVE

            Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE SIX

            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damag-


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es for breach of fiduciary duty as a director, but the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation
Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE SEVEN

            The election of directors of the Corporation need not be by ballot, unless so required by the By-laws of the Corporation.


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